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                                                                     Exhibit 5.1

                       [LOGO OF STINSON, MAG & FIZZELL]


                               February 8, 1999

Nationwide Electric, Inc.
1201 Walnut Street
Suite 1300
Kansas City, Missouri 64106

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-1 of Nationwide Electric, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (File No. 333-57013) (the "Registration Statement") for the purposes of registering under the Securities Act of 1933, as amended, up to 4,000,000 shares (and up to an additional 600,000 shares to cover Underwriters' overallotments) of the Company's Common Stock, par vale $.01 per share (the "Shares") to be offered by the Company in an initial public offering (the "Offering").

     We have examined the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Company, as currently in effect, minutes of the applicable meetings of the board of directors and stockholders of the Company, together with such other corporate records, certificates of public officials and other documents as we have deemed relevant to this opinion.

     Based solely upon the foregoing, it is our opinion that the Shares to be issued in the Offering will, when sold, be legally issued, fully paid and nonassessable.


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    We hereby consent to the reference to our firm under the heading "Legal
Matters" in the Prospectus which constitutes a part of such Registration Statement. We also consent to the inclusion of this opinion in the Registration Statement as an exhibit thereto.

                                  Very truly yours,

                                  STINSON, MAG & FIZZELL, P.C.


                                  By  /s/ John Granda
                                      --------------------------
                                      John A. Granda